Exhibit 99.1

TRIANGLE PETROLEUM REPORTS SECOND FISCAL QUARTER 2011 FINANCIAL AND OPERATIONAL RESULTS

DENVER – September 8, 2011 – Triangle Petroleum Corporation (AMEX:TPLM) (“Triangle” or “the Company”) today reported its second fiscal quarter 2011 financial and operational results, including its plans to begin drilling in North Dakota’s Bakken Shale in the fourth quarter 2011. Triangle is a high-growth oriented energy company with a current strategic focus on developing the Bakken Shale and Three Forks formations of the Williston Basin in North Dakota and Montana.

Highlights Include

•	Currently producing approximately 600 Boe/d
•	Completion operations planned for up to an additional 10 high working interest non-operated wells
•	Forecasting a YE2011 exit rate in excess of 1,000 Boe/d
•	Received permit for first Triangle operated well, the Dwyer 150-101-21-16-1H, located in McKenzie County, North Dakota. Operations currently underway on location
•	Current control of approximately 74,000 net acres in the Bakken Play Fairway
•	Strong production performance from recently-completed non-operated wells
―	Select wells:

			Triangle	24‐hr IP
Well Name	Operator	County	WI %	(Bopd)
Holm 150‐99‐13‐24‐1H	Newfield Production Co.	McKenzie	23.4%	2,370
Staal 150‐99‐23‐14‐1H	Newfield Production Co.	McKenzie	12.8%	3,034
Bonanza 1‐21‐16‐H	Slawson	McKenzie	12.5%	1,320
Kostelank 28‐1H	Hess	Dunn	7.5%	1,040
Hodenfield 15‐33H	Hess	Williams	1.7%	2,080

•	Maintains strong balance sheet and fully-funded position
•	Adds industry experience to growth-oriented leadership team

“This is a very exciting time for Triangle as we continue to develop our operational capacity in the Williston Basin,” said Dr. Peter Hill, Chief Executive Officer of Triangle. “We are currently focused on increasing our operated leasehold position with a long-term goal of a 70 percent operated / 30 percent non-operated acreage portfolio. This transition offers greater ability to control the pace of development and capital spending, while rapidly growing production and cash flow from our non-operated asset base.”

Budget Updates & Liquidity Highlights

Drilling Commitments through YE2012	Amount
1‐Rig Operated Drilling Program	$65.6
Non‐Operated Drilling Program	$71.0
Total Drilling Budget	$136.6

“Based on a 1-rig operated program, we are well-positioned to fund all existing commitments associated with the next twelve months of operations through cash on hand, cash flow from operations and a reserve-based credit facility that we intend to put in place in the upcoming months. We have engaged a financial advisor to assist with us in securing a joint venture and negotiations are underway,” said Jonathan Samuels, President and Chief Financial Officer of Triangle. “We will only increase our operated rig count and associated spending when and if we secure additional sources of financing.”

Second Quarter 2011 Revenue & Expense Analysis

•	Total production of approximately 7,057 barrels of oil equivalent in the fiscal quarter was significantly curtailed by severe weather and flooding in North Dakota
•	Total Williston Basin LOE of $223,239 included $44,583 of expense associated with wells not on production in the fiscal quarter due to completion delays and / or weather related issues
•
Total cash G&A expense of approximately $2.5mm included approximately $800,000 of expenses associated with an unsuccessful M&A transaction mutually terminated in August due to general market conditions

•	Total-stock based compensation expense of approximately $3.5mm reflected a catch-up associated with the July 22nd stockholder approval of our 2011 Omnibus Incentive Plan
•	Total Nova Scotia LOE of $569,042 related to abandonment activities of wells drilled in 2009

About Triangle
Triangle (AMEX:TPLM) is a high-growth oriented energy company with a current strategic focus on developing oil and gas production the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. Led by industry experts from some of the energy sector’s most-recognized global operators, Triangle is uniquely positioned to unlock the immense value represented by the Bakken, the largest oil field in North America. Triangle has acquired approximately 74,000 net acres in the Williston Basin and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia. For more information, visit Triangle’s Web site at www.trianglepetroleum.com.

Conference Call Information
Dr. Peter Hill, Chief Executive Officer, and Jonathan Samuels, President and Chief Financial Officer, of Triangle will host a conference call at 9:00 AM MT (11:00 AM ET) to provide an overview of the results and Triangle’s current position, immediately followed by a question and answer session. Interested parties may dial in using the conference call number (877) 331-9829 (participant passcode # 97272762). International parties may dial-in using (973) 935-8352. A recording of the conference call will be available through September 15, 2011 at (855) 859-2056 (participant passcode # 97272762).  For international participants, the encore dial-in number is (404) 537-3406.

Forward-looking Statements Disclosure
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended January 31, 2011. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.